Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-172143 and 333-172143-01
Date: August 11, 2011

Deutsche Mortgage & Asset Receiving Corporation, DBUBS 2011-LC3 Commercial
Mortgage Pass-Through Certificates

August 11, 2011

UPDATE to the free writing prospectus, dated August 8, 2011 (the “Free Writing Prospectus”).

Capitalized terms used herein but not defined herein will have such meanings ascribed to them in the Free Writing Prospectus.

STRUCTURAL UPDATE

The Class A-2FL Certificates have been eliminated from the certificate structure.  The initial Certificate Balance of the Class A-2FX Certificates have been increased to $671,771,000 and have been re-designated as the “Class A-2 Certificates”.   The Class A-2 Certificates will have the same payment characteristics and the ratings as the Class previously referred to as the “Class A-2FX Certificates.”

COLLATERAL UPDATE

Certain information relating to the Providence Place Mall Mortgage Loan is modified as follows:

1.           All references to the Cut-off Date Balance for the Providence Place Mall Mortgage Loan are changed from “$309,103,459” to “$304,117,920”.

2.           All references to the interest rate of the Providence Place Mall Mortgage Loan are changed from “5.2400%” to “5.2025%”.

3.           All references to the Cut-off Date aggregate principal balance of the “senior mezzanine loan” and “junior mezzanine loan” relating to the Providence Place Mall Mortgage Loan are changed from “$70,794,663” to “$75,780,203”.

4           All references to the Cut-off Date principal balance of the PM Non-Pooled Junior Component are changed from “$114,163,093” to “$109,177,553”.

5.           Annex J, “Providence Place Mall Amortization Schedule” to the Free Writing Prospectus is deleted in its entirety and replaced with the following:

PROVIDENCE PLACE MALL AMORTIZATION SCHEDULE

Date	Providence Place Mall Mortgage Loan Principal($)	PM Pooled Senior Component Principal($)	PM Non-Pooled Senior Component Principal($)	PM Non-Pooled Junior Component Principal($)
9/6/2011	280,951.00	79,036.76	201,914.24	-
10/6/2011	330,003.43	92,836.13	237,167.30	-
11/6/2011	283,923.46	79,872.97	204,050.49	-
12/6/2011	332,894.00	93,649.30	239,244.70	-
1/6/2012	286,924.45	80,717.21	206,207.24	-
2/6/2012	288,320.42	81,109.92	207,210.50	-
3/6/2012	384,616.47	108,199.80	276,416.67	-
4/6/2012	291,594.44	82,030.96	209,563.48	-
5/6/2012	340,353.65	95,747.84	244,605.81	-
6/6/2012	294,669.05	82,895.91	211,773.14	-
7/6/2012	343,343.55	96,588.95	246,754.59	-
8/6/2012	297,773.16	83,769.15	214,004.01	-
9/6/2012	299,221.91	84,176.71	215,045.19	-
10/6/2012	347,770.98	97,834.47	249,936.50	-
11/6/2012	302,369.71	85,062.25	217,307.46	-
12/6/2012	350,832.06	98,695.61	252,136.44	-
1/6/2013	305,547.71	85,956.28	219,591.43	-
2/6/2013	307,034.29	86,374.48	220,659.81	-
3/6/2013	449,048.20	126,325.65	322,722.55	-
4/6/2013	310,712.84	87,409.33	223,303.51	-
5/6/2013	358,945.34	100,978.03	257,967.31	-
6/6/2013	313,970.91	88,325.88	225,645.03	-
7/6/2013	362,113.65	101,869.33	260,244.32	-
8/6/2013	317,260.25	89,251.24	228,009.02	-
9/6/2013	318,803.81	89,685.47	229,118.34	-
10/6/2013	366,813.41	103,191.46	263,621.94	-
11/6/2013	322,139.53	90,623.87	231,515.66	-
12/6/2013	370,057.23	104,104.01	265,953.22	-
1/6/2014	325,507.26	91,571.27	233,935.99	-
2/6/2014	327,090.94	92,016.79	235,074.15	-
3/6/2014	467,252.02	131,446.72	335,805.30	-
4/6/2014	330,955.64	93,104.00	237,851.64	-
5/6/2014	378,630.46	106,515.82	272,114.64	-
6/6/2014	334,407.97	94,075.21	240,332.76	-
7/6/2014	381,987.68	107,460.27	274,527.41	-
8/6/2014	337,893.44	95,055.74	242,837.70	-
9/6/2014	339,537.38	95,518.21	244,019.18	-
10/6/2014	386,975.77	108,863.51	278,112.26	-
11/6/2014	343,072.07	96,512.58	246,559.49	-
12/6/2014	390,413.08	109,830.49	280,582.59	-
1/6/2015	346,640.68	97,516.50	249,124.18	-
2/6/2015	348,327.18	97,990.94	250,336.24	-
3/6/2015	486,526.47	136,868.98	349,657.48	-
4/6/2015	352,388.98	99,133.60	253,255.38	-
5/6/2015	399,473.31	112,379.30	287,094.01	-
6/6/2015	356,047.00	100,162.67	255,884.33	-
7/6/2015	403,030.55	113,380.02	289,650.53	-

Date	Providence Place Mall Mortgage Loan Principal($)	PM Pooled Senior Component Principal($)	PM Non-Pooled Senior Component Principal($)	PM Non-Pooled Junior Component Principal($)
8/6/2015	359,740.12	101,201.62	258,538.51	-
9/6/2015	361,490.36	101,693.99	259,796.37	-
10/6/2015	408,323.95	114,869.15	293,454.79	-
11/6/2015	365,235.72	102,747.63	262,488.09	-
12/6/2015	411,966.13	115,893.77	296,072.36	-
1/6/2016	369,017.02	103,811.38	265,205.64	-
2/6/2016	370,812.39	104,316.45	266,495.94	-
3/6/2016	462,161.83	130,014.76	332,147.07	-
4/6/2016	374,865.04	105,456.54	269,408.50	-
5/6/2016	421,330.16	118,528.05	302,802.12	-
6/6/2016	378,738.75	106,546.29	272,192.47	-
7/6/2016	425,097.16	119,587.77	305,509.38	-
8/6/2016	382,649.64	107,646.49	275,003.15	-
9/6/2016	384,511.33	108,170.22	276,341.11	-
10/6/2016	430,710.70	121,166.97	309,543.74	-
11/6/2016	388,477.62	109,286.01	279,191.61	-
12/6/2016	434,567.72	122,252.02	312,315.70	-
1/6/2017	392,481.96	110,412.51	282,069.45	-
2/6/2017	394,391.49	110,949.69	283,441.80	-
3/6/2017	528,335.37	148,630.61	379,704.76	-
4/6/2017	398,880.82	112,212.62	286,668.19	-
5/6/2017	444,684.31	125,098.00	319,586.31	-
6/6/2017	402,984.99	113,367.21	289,617.79	-
7/6/2017	448,675.42	126,220.78	322,454.64	-
8/6/2017	407,128.56	114,532.87	292,595.69	-
9/6/2017	409,109.35	115,090.10	294,019.25	-
10/6/2017	454,631.05	127,896.21	326,734.85	-
11/6/2017	413,311.69	116,272.30	297,039.39	-
12/6/2017	458,717.62	129,045.83	329,671.78	-
1/6/2018	417,554.35	117,465.84	300,088.51	-
2/6/2018	419,585.87	118,037.34	301,548.53	-
3/6/2018	551,202.30	155,063.50	396,138.79	-
4/6/2018	424,309.03	119,366.06	304,942.97	-
5/6/2018	469,411.98	132,054.36	337,357.62	-
6/6/2018	428,657.23	120,589.29	308,067.94	-
7/6/2018	473,640.39	133,243.89	340,396.50	-
8/6/2018	433,047.16	121,824.25	311,222.90	-
9/6/2018	435,154.05	122,416.96	312,737.09	-
10/6/2018	479,958.23	135,021.21	344,937.01	-
11/6/2018	439,606.33	123,669.47	315,936.85	-
12/6/2018	484,287.84	136,239.22	348,048.63	-
1/6/2019	444,101.33	124,934.00	319,167.33	-
2/6/2019	446,262.00	125,541.84	320,720.17	-
3/6/2019	575,414.09	161,874.73	413,539.36	-
4/6/2019	451,232.74	126,940.20	324,292.54	-
5/6/2019	495,593.96	139,419.84	356,174.12	-
6/6/2019	455,839.32	128,236.12	327,603.20	-
7/6/2019	500,073.62	140,680.05	359,393.57	-
8/6/2019	460,490.10	129,544.47	330,945.63	-
9/6/2019	462,730.51	130,174.74	332,555.77	-
10/6/2019	506,774.96	142,565.26	364,209.70	-
11/6/2019	467,447.43	131,501.69	335,945.73	-
12/6/2019	511,361.93	143,855.66	367,506.27	-

Date	Providence Place Mall Mortgage Loan Principal($)	PM Pooled Senior Component Principal($)	PM Non-Pooled Senior Component Principal($)	PM Non-Pooled Junior Component Principal($)
1/6/2020	472,209.60	132,841.38	339,368.22	-
2/6/2020	474,507.04	133,487.69	341,019.34	-
3/6/2020	559,638.45	157,436.75	402,201.70	-
4/6/2020	479,538.44	134,903.12	344,635.32	-
5/6/2020	523,119.84	147,163.38	375,956.46	-
6/6/2020	484,416.65	136,275.45	348,141.20	-
7/6/2020	527,863.66	148,497.91	379,365.75	-
8/6/2020	489,341.68	137,660.95	351,680.72	-
9/6/2020	491,722.46	138,330.71	353,391.75	-
10/6/2020	534,968.19	150,496.55	384,471.65	-
11/6/2020	496,717.59	139,735.94	356,981.66	-
12/6/2020	539,825.71	151,863.06	387,962.66	-
1/6/2021	501,760.67	141,154.65	360,606.02	-
2/6/2021	504,201.87	141,841.40	362,360.47	-
3/6/2021	628,001.49	176,668.55	451,332.94	-
4/6/2021	509,710.35	143,391.04	366,319.31	-
5/6/2021	256,589,444.27	41,469,718.62	105,942,172.50	109,177,553.15

Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not  included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.  Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued.

Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-172143) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or you e-mail a request to prospectus.cpdg@db.com.  The securities may not be suitable for all investors. Deutsche Bank Securities Inc. and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE:  THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.